Press Release

Financial and Investor Contact:
John R. Potapchuk
631-501-7035
john.potapchuk@gentiva.com

Media Contact:
David Fluhrer
631-501-7102, 516-589-0778
david.fluhrer@gentiva.com
FOR IMMEDIATE RELEASE
Gentiva® Announces Third Quarter and Nine-Month 2006 Results
Melville, N.Y., November 2, 2006 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation’s largest provider of comprehensive home health and related services, today reported financial results for the third quarter and nine months ended October 1, 2006, including results generated by The Healthfield Group, Inc., which was acquired by Gentiva on February 28, 2006. The Company also announced a revised outlook for fiscal 2006 and a preview of 2007.
Gentiva reported the following results for the third quarter of 2006:
•	Net revenues were $286.2 million, up 30% compared to $219.6 million reported for the third quarter of 2005.

•	Net income was $5.3 million, or $0.19 per diluted share, versus net income of $4.3 million, or $0.17 per diluted share, for the third quarter of 2005. The figures are based on average diluted shares outstanding of 28.0 million for the third quarter of 2006 and 25.1 million for the prior year period.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) were $17.8 million versus $9.0 million for the third quarter of 2005. (See Supplemental Information for a reconciliation between EBITDA and “Net Income – As Reported.”)

•	EBITDA and net income per diluted share for the 2006 third quarter included restructuring and integration costs of $1.7 million, or $0.04 per share.
3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

•	Net income per diluted share, excluding restructuring and integration costs, was $0.23 for the third quarter of 2006 versus $0.17 for the third quarter of 2005. Results for the 2006 third quarter included a charge of $0.04 per diluted share due to the impact of a new accounting rule for equity-based compensation. (See Supplemental Information for a reconciliation between “Net Income per diluted share – As Adjusted” and “Net Income per diluted share – As Reported.”)

Gentiva reported the following results for the nine months ended October 1, 2006:

•	Net revenues were $813.5 million, up 26% compared to $646.8 million reported for the prior year period.

•	Net income was $15.3 million, or $0.56 per diluted share. For the comparable period of 2005, net income was $17.0 million, or $0.68 per diluted share, including a second quarter tax benefit of $4.2 million, or $0.17 per diluted share, due to a favorable resolution of tax audit issues relating to fiscal 1997 through 2000.

•	EBITDA was $50.3 million versus $26.0 million for the first nine months of 2005. (See Supplemental Information for a reconciliation between EBITDA and “Net Income – As Reported.”)

•	EBITDA and net income per diluted share for the first nine months of 2006 included incremental operating income of $1.9 million relating to the settlement of Gentiva’s appeal with the U.S. Provider Reimbursement Review Board (PRRB) on the reopening of the Company’s 1999 Medicare cost reports; restructuring and integration costs of $4.4 million; and a charge of $3.0 million due to the new accounting rule for equity-based compensation. The impact of these items represented a net charge of $0.16 per diluted share.

•	The Company generated operating cash flow of over $45 million and made prepayments of $17 million on its term loan, resulting in a long-term debt balance of $353 million at October 1, 2006.
Segment Results
     Home Health – Third quarter 2006 net revenues were $192.3 million, up 40% from $137.7 million in the prior year period. Operating contribution was $23.6 million, an increase of 83% from $12.9 million in the third quarter of 2005. Nine-month 2006 net revenues were $549.8 million, up 35% from $405.9 million in the prior year period. Operating contribution was $68.6 million for the nine-month period, an increase of 90% from $36.1 million in the first nine months of 2005. The improvements in the 2006 periods were due primarily to Healthfield’s contribution to the Company’s performance and continued Medicare revenue growth over the prior year periods.
     CareCentrix – Third quarter 2006 net revenues were $64.8 million, a decline of 23% from $84.6 million reported in the prior year period. Operating contribution was $5.7 million, a decline of 10% from $6.3 million in the third quarter of 2005. Nine-month 2006 net revenues were $199.4 million, a 20% decline from the $250.6 million reported in the prior year period. Operating contribution for the nine-month period was $18.3 million, a decrease of 10% from $20.3 million for the comparable period of 2005. The anticipated declines in net revenues and operating contribution in the 2006 periods were due to previously disclosed changes in certain commercial relationships.
     Other Related Services – Third quarter 2006 net revenues for this segment, which includes hospice, respiratory therapy, home medical equipment, infusion services and consulting, were $32.0 million compared to $1.4 million in the prior year period due primarily to businesses related to the Healthfield acquisition. Operating contribution was $6.3 million compared to $0.2 million in the third quarter of 2005. Nine-month 2006 net revenues were $74.1 million compared to $4.0 million in the prior year period. Operating contribution was $13.8 million compared to $0.7 million in the first nine months of 2005.
     “We have continued to make progress on our priorities, including the Healthfield integration and the focus on new business opportunities,” said Gentiva Chairman and CEO Ron Malone. “We’ve accelerated our work to review the mix and improve the performance of our home health and hospice businesses and we are launching new relationships within CareCentrix. As a result, 2006 is a year in which Gentiva has concentrated on strategies to transform and reposition the Company for the future.”
2006 and 2007 Information
     Gentiva announced a revised 2006 revenue outlook in a range between $1.09 billion and $1.11 billion. The Company also noted that, based on current revenue trends, clarity on equity compensation expense and various other items, it anticipates 2006 financial results at the lower end of its previously announced ranges of $0.84 to $0.90 for diluted earnings per share and $75 million to $80 million in EBITDA. The 2006 outlook excludes the impact of restructuring charges and Healthfield integration costs.
     The 2006 financial outlook has been revised to reflect the additional time necessary for Gentiva to fully benefit from its growth strategies for home health, hospice and CareCentrix. The Company believes that Medicare revenues in the home health and hospice businesses, as well as CareCentrix revenues, will achieve a double-digit percentage growth rate for 2007.
     In this regard, the Company announced a preview of 2007, based on existing Medicare reimbursement rates, that anticipates full year net revenues in a range between $1.23 billion and $1.27 billion. The Company also indicated that it expects 2007 EBITDA margins to increase as compared to the current year, and will provide a profitability outlook once 2007 Medicare reimbursement rates and other factors, such as 2007 equity compensation expense, are determined. Gentiva plans to offer additional commentary on tomorrow’s conference call and live web cast.
Non-GAAP Financial Measures
     The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.
Conference Call and Web Cast Details
     The Company will comment further on its third quarter 2006 results during its conference call and live web cast to be held Friday, November 3, 2006, at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-8599 and reference call #7959069. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://www.gentiva.com/investors/FinancialEvents.asp to hear the web cast. This press release is accessible at http://www.gentiva.com/investors/PressReleases.asp, and a transcript of the conference call is expected to be available on the site within 36 hours after the call.
About Gentiva Health Services, Inc.
     Gentiva Health Services, Inc. is the nation’s largest provider of comprehensive home health and related services. Gentiva serves patients through more than 500 direct service delivery units within over 400 locations in 35 states, and through CareCentrix®, which manages home health services for major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 3,000 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. Gentiva’s revenues are generated from federal and state government programs, commercial insurance and individual consumers. For more information, visit Gentiva’s web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investors. GTIV-E
(tables and notes follow)

	3rd Quarter		Nine Months
(in 000’s, except per share data)	2006	2005	2006	2005
Statements of Income
Net revenues	$286,169	$219,559	$813,470	$646,801
Cost of services sold (excluding depreciation)	167,360	138,544	472,760	404,401

Gross profit	118,809	81,015	340,710	242,400
Selling, general and administrative expenses	(101,017)	(72,026)	(290,413)	(216,443)
Depreciation and amortization	(4,393)	(2,291)	(11,391)	(5,938)

Operating income	13,399	6,698	38,906	20,019
Interest expense	(7,408)	(266)	(17,382)	(802)
Interest income	862	651	2,519	2,064

Income before income taxes	6,853	7,083	24,043	21,281
Income tax expense	(1,539)	(2,832)	(8,779)	(4,255)

Net income	$5,314	$4,251	$15,264	$17,026

Earnings per Share
Net income:
Basic	$0.20	$0.18	$0.58	$0.73

Diluted	$0.19	$0.17	$0.56	$0.68

Average shares outstanding:
Basic	27,178	23,329	26,207	23,349

Diluted	27,983	25,076	27,040	25,018

	Oct 1, 2006	Jan 1, 2006
Condensed Balance Sheets
ASSETS
Cash, cash equivalents and restricted cash	$31,935	$38,617
Short-term investments	33,575	49,750
Net receivables	182,733	139,635
Deferred tax assets	25,893	15,974
Prepaid expenses and other current assets	12,091	7,816

Total current assets	286,227	251,792

Fixed assets, net	47,133	24,969
Deferred tax assets, net	—	18,099
Intangible assets, net	202,406	5,831
Goodwill	280,078	6,763
Other assets	24,417	19,111

Total assets	$840,261	$326,565

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$12,829	$13,870
Payroll and related taxes	29,236	9,777
Deferred revenue	20,268	7,455
Medicare liabilities	10,562	7,220
Cost of claims incurred but not reported	23,238	25,276
Obligations under insurance programs	35,067	32,883
Other accrued expenses	42,248	25,985

Total current liabilities	173,448	122,466

Long-term debt	353,000	—
Deferred tax liabilities, net	28,942	—
Other liabilities	19,709	21,945
Shareholders’ equity	265,162	182,154

Total liabilities and shareholders’ equity	$840,261	$326,565

Common shares outstanding	27,275	23,035

Note:	Cash, cash equivalents and restricted cash includes restricted cash of $22.0 million at October 1, 2006 and January 1, 2006, respectively.

(in 000’s)
Condensed Statements of Cash Flows

	Nine Months
	2006	2005
OPERATING ACTIVITIES:
Net income	$15,264	$17,026
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	11,391	5,938
Provision for doubtful accounts	5,416	4,329
Reversal of tax audit reserves	(800)	(4,200)
Equity-based compensation expense	2,951	—
Windfall tax benefits associated with equity-based compensation	(1,729)	—
Deferred income taxes	8,180	4,408
Changes in assets and liabilities:
Accounts receivable	855	(14,666)
Prepaid expenses and other current assets	(1,474)	(1,856)
Current liabilities	6,236	(1,902)
Other, net	(944)	178

Net cash provided by operating activities	45,346	9,255

INVESTING ACTIVITIES:
Purchase of fixed assets	(16,286)	(6,043)
Acquisition of businesses	(212,422)	(12,059)
Purchases of short-term investments available-for-sale	(143,095)	(125,000)
Maturities of short-term investments available-for-sale	159,270	153,950
Maturities of short-term investments	—	10,000

Net cash (used in) provided by investing activities	(212,533)	20,848

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	9,742	5,650
Windfall tax benefits associated with equity-based compensation	1,729	—
Proceeds from issuance of debt	370,000	—
Healthfield debt repayments	(195,305)	—
Other debt repayments	(17,000)	—
Changes in book overdrafts	(1,395)	(1,635)
Debt issuance costs	(6,930)	—
Repurchases of common stock	—	(13,514)
Repayment of capital lease obligations	(336)	(294)

Net cash provided by (used in) financing activities	160,505	(9,793)

Net change in cash, cash equivalents and restricted cash	(6,682)	20,310
Cash, cash equivalents and restricted cash at beginning of period	38,617	31,924

Cash, cash equivalents and restricted cash at end of period	$31,935	$52,234

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
During the nine months ended October 1, 2006, the Company issued 3,194,137 shares of common stock in connection with the acquisition of The Healthfield Group, Inc. on February 28, 2006.

(in 000’s, except per share data)
Supplemental Information

	3rd Quarter		Nine Months
	2006	2005	2006	2005
Segment Information
Net revenues (1)
Home Health (2)	$192,343	$137,740	$549,791	$405,898
CareCentrix	64,829	84,569	199,411	250,572
Other Related Services	32,048	1,388	74,071	3,980
Intersegment revenues	(3,051)	(4,138)	(9,803)	(13,649)

Total net revenues	$286,169	$219,559	$813,470	$646,801

Operating contribution (1)
Home Health	$23,567	$12,865	$68,648	$36,085
CareCentrix	5,661	6,314	18,346	20,321
Other Related Services	6,333	208	13,839	705

Total operating contribution	35,561	19,387	100,833	57,111
Corporate expenses	(17,769)	(10,398)	(50,536)	(31,154)
Depreciation and amortization	(4,393)	(2,291)	(11,391)	(5,938)
Interest (expense) income, net	(6,546)	385	(14,863)	1,262

Income before income taxes	$6,853	$7,083	$24,043	$21,281

	3rd Quarter		Nine Months
	2006	2005	2006	2005
Net Revenues by Major Payer Source:
Medicare (2)	$136,129	$67,329	$367,940	$194,381
Medicaid and local government	45,456	37,610	132,363	112,039
Commercial insurance and other	104,584	114,620	313,167	340,381

Total net revenues	$286,169	$219,559	$813,470	$646,801

A reconciliation of EBITDA to Net income-As Reported amounts follows: (3)

	3rd Quarter		Nine Months
	2006	2005	2006	2005
EBITDA (4)	$17,792	$8,989	$50,297	$25,957
Depreciation and amortization (5)	(4,393)	(2,291)	(11,391)	(5,938)
Interest (expense) income, net (6)	(6,546)	385	(14,863)	1,262

Income before income taxes	6,853	7,083	24,043	21,281
Income tax expense	(1,539)	(2,832)	(8,779)	(4,255)

Net income — As Reported	$5,314	$4,251	$15,264	$17,026

A reconciliation of Net income per diluted share-As Adjusted and Net income per diluted share — As Reported follows:

	3rd Quarter		Nine Months
	2006	2005	2006	2005
Net income per diluted share:
As Adjusted	$0.27	$0.17	$0.72	$0.51
Equity-based compensation (4A)	(0.04)	—	(0.10)	—
Restructuring and integration costs (4B)	(0.04)	—	(0.10)	—
Medicare cost report settlement (4C)	—	—	0.04	—
Resolution of tax audit issue (7)	—	—	—	0.17

As Reported
	$0.19	$0.17	$0.56	$0.68

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest income (expense), but include revenues and all other costs directly attributable to the specific segment. Results for the 2006 periods include the operating results of The Healthfield Group, Inc. for periods subsequent to its acquisition date of February 28, 2006.

2)	Nine-month 2006 results included approximately $1.9 million recorded and received from the total settlement received of $5.5 million relating to the Company’s appeal filed with the U.S. Provider Reimbursement Review Board (“PRRB”) on the reopening of all of its 1999 cost reports.

3)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

4)	Components of EBITDA included the following:

A)  Equity-based compensation expense of approximately $1.2 million in the third quarter of 2006 and $3.0 million in the first nine months of 2006 resulting from the adoption of Statement of Financial Accounting Standards No. 123 (Revised) “Share-Based Payment” as of January 2, 2006.

B)  Restructuring and integration costs of $1.7 million for the third quarter of 2006 and $3.6 million for the first nine months of 2006 related to restructuring and integration activities for the Healthfield acquisition and $0.8 million for the first nine months of 2006 involving a restructuring plan associated with the Company’s CareCentrix operations.

C) A special item relating to a Medicare cost report settlement of $1.9 million for the first nine months of 2006 as further described in Note 2.

Excluding the items described in Notes 4A, 4B and 4C above, EBITDA for the third quarter of 2006 and 2005 would have been $20.7 million and $9.0 million, respectively, and EBITDA for the first nine months of 2006 and 2005 would have been $55.8 million and $26.0 million, respectively.

5)	Depreciation and amortization reflects amortization of identifiable intangible assets of $1.0 million and $2.4 million, respectively, in the third quarter and first nine months of 2006.

6)	Interest expense, net, includes interest expense on a term loan, fees associated with a $75 million revolving credit facility and amortization of debt financing costs, net of interest income.

7)	For the first nine months of 2005, the Company’s income tax expense included a $4.2 million income tax benefit resulting from a favorable resolution of tax audit issues relating to fiscal 1997 through 2000. Management has excluded this nonrecurring item and has incorporated a normalized tax rate in its presentation of “Net Income per Diluted Share – As Adjusted.”

Forward-Looking Statement
Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s ability to successfully integrate the operations of The Healthfield Group, Inc., acquired on February 28, 2006, and to achieve expected synergies and operating efficiencies within expected time frames or at all; the possibility that revenues may be lower than expected following the transaction; the possibility that difficulties in maintaining relationships with employees, customers, or suppliers may be greater than expected following the transaction; the Company’s ability to service debt incurred as a result of the transaction; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended January 1, 2006.
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